Exhibit 10.9

[Letterhead of The Coca-Cola Company]

COCA-COLA PLAZA ATLANTA, GEORGIA
MUHTAR KENT CHAIRMAN AND CHIEF EXECUTIVE OFFICER		ADDRESS REPLY TO: P.O. BOX 1734
THE COCA-COLA COMPANY		ATLANTA, GA 30301
__________
404 676-4082 FAX: 404 676-7721

February 18, 2016

Julie Hamilton
Atlanta, Georgia

Dear Julie,

We are delighted to confirm your promotion as SVP & Chief Customer & Commercial Leadership Officer, to Job Grade 20, with an effective date of January 1, 2016. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will continue to be Atlanta, Georgia.

•	Your annual base salary will be $468,000. This amount is inclusive of your 2016 merit increase.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 20 is 85% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

Julie Hamilton
February 18, 2016

•
You are expected to continue to acquire and maintain share ownership at a level equal to two times your base salary. As part of the Company’s ownership expectations, you have until December 31, 2019 to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually at Job Grade 20, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•	This letter is provided as information and does not constitute an employment contract.

Julie, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/Muhtar Kent
c:    Ceree Eberly
Shane Smith
Executive Compensation
GBS Executive Services

I, Julie Hamilton, accept this offer:

Signature     /s/Julie Hamilton

ate:         January 26, 2016